Exhibit 99.1

Twitter Initiates CEO Transition

Dick Costolo to Step Down as CEO on July 1 and Continue on Board of Directors

Co-Founder and Chairman Jack Dorsey to Become Interim CEO While Board Conducts Search

Company Reaffirms Second Quarter 2015 Outlook

SAN FRANCISCO, Calif. – June 11, 2015 – Twitter, Inc. (NYSE: TWTR) today announced that Dick Costolo has decided to step down as Chief Executive Officer of Twitter, effective July 1, 2015. Twitter’s Board of Directors has named Jack Dorsey, Co-Founder and Chairman of the Board, to serve as Interim CEO while the Board conducts a search for Twitter’s next CEO. Costolo will continue to serve on Twitter’s Board of Directors, and Dorsey will continue to serve as CEO of Square, Inc., the payments and financial services company he co-founded in 2009.

Twitter’s Board has formed a Search Committee to lead the search for a permanent CEO. The Search Committee is chaired by the Board’s Lead Independent Director, Peter Currie, and includes Peter Fenton and Evan Williams. The Committee will retain a leading executive search firm to assist in conducting a global search, which will consider both internal and external candidates for the CEO position.

Costolo said, “I am tremendously proud of the Twitter team and all that the team has accomplished together during my six years with the Company. We have great leaders who work well together and a clear strategy that informs our objectives and priorities. There is no one better than Jack Dorsey to lead Twitter during this transition. He has a profound understanding of the product and Twitter’s mission in the world as well as a great relationship with Twitter’s leadership team. I am deeply appreciative of the confidence the Board, the management team and the employees have placed in me over the years, and I look forward to supporting Twitter however I can going forward.”

Dorsey said, “The future belongs to Twitter thanks in large part to Dick Costolo’s dedication and vision. Dick has put a world-class team in place and created a great foundation from which Twitter can continue to change the world and grow. We have an exciting lineup of products and initiatives coming to market, and I look forward to continuing to execute our strategy while helping facilitate a smooth transition as the Board conducts its search.”

Dorsey continued, “I am grateful for the talented team at Square, which I will continue to lead. We have built a very strong company from top to bottom, and I am as committed as ever to its continued success.”

Currie said, “On behalf of the Board, I want to thank Dick for his years of tireless devotion to building Twitter into the strong and dynamic company it is today, putting us in a superb position for continued growth and innovation for many years to come. We look forward to his continued contributions during the transition period and as an ongoing member of the Board. The Board is fully committed to running a thorough process to identify the right CEO to lead Twitter into its next phase of growth. In the meantime, we are fortunate to have Jack – one of our founders – step back into a management role and help lead Twitter as we continue executing on our strategic priorities.”

Second Quarter 2015 Outlook

Twitter also today reaffirmed its outlook for the second quarter of 2015. The Company continues to expect revenue to be in the range of $470 million to $485 million and adjusted EBITDA to be in the range of $97 million to $102 million. Stock-based compensation expense is expected to be in the range of $190 million to $200 million, excluding the impact of equity awards that may be granted in connection with potential future acquisitions.

Webcast and Conference Call Details

Twitter will host a conference call today, Thursday, June 11, 2015 at 2:15 p.m. Pacific Time (5:15 p.m. Eastern Time) to discuss the executive transition. Questions submitted via Twitter, directed to @TwitterIR, using the hashtag #TWTRannouncement will be considered during the Q&A portion of the conference call in addition to questions submitted by conference call participants. A live webcast of the conference call will be accessible from the Investor Relations page of Twitter’s website at investor.twitterinc.com. The live webcast can also be accessed in the United States at 1-855-631-5368 and outside the United States at +1-330-863-3283 with the passcode 65627327. A replay will be archived and accessible at the same website after the conference call. Twitter has used, and intends to continue to use, its Investor Relations website (investor.twitterinc.com), as well as certain Twitter accounts (@dickc, @twitter and @twitterIR), as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Twitter, Inc.

Twitter (NYSE: TWTR) is a global platform for public self-expression and conversation in real time. By developing a fundamentally new way for people to create, distribute and discover content, we have democratized content creation and distribution, enabling any voice to echo around the world instantly and unfiltered. The service can be accessed at Twitter.com, via the Twitter mobile application and via text message. Available in more than 35 languages, Twitter has approximately 302 million monthly active users. For more information, visit discover.twitter.com or follow @twitter.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Twitter’s expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, Twitter’s outlook for revenue, adjusted EBITDA and stock based compensation for the second quarter of 2015, as well as statements regarding Twitter’s products, strategy, objectives, priorities, initiatives and future growth. The forward-looking statements are based on Twitter’s current expectations and are subject to numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. These risks include the possibility that: Twitter’s user base and engagement do not continue to grow; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Twitter’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Contacts

Investors:

Krista Bessinger

ir@twitter.com

Press:

George Sard / Paul Kranhold

Sard Verbinnen & Co

(212) 687-8080 / (415) 618-8750

#    #    #

3